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NIKE, INC. REPORTS FISCAL 2019 FIRST QUARTER RESULTS

BEAVERTON, Ore., Sept. 25, 2018 - NIKE, Inc. (NYSE:NKE) today reported fiscal 2019 financial results for its first quarter ended August 31, 2018. For the quarter, double-digit revenue growth was driven by the continued success of the Consumer Direct Offense, which fueled growth across all geographies as well as wholesale and NIKE Direct, led by digital.

“NIKE’s Consumer Direct Offense, combined with our deep line up of innovation, is driving strong momentum and balanced growth across our entire business,” said Mark Parker, Chairman, President and CEO, NIKE, Inc. “Our expanded digital capabilities are accelerating our complete portfolio and creating value across all dimensions as we connect with and serve consumers.”*

Diluted earnings per share for the quarter were $0.67, an increase of 18 percent driven by strong revenue growth, gross margin expansion, selling and administrative expense leverage, and a lower average share count, partially offset by a higher effective tax rate.

“We are delivering stronger global growth and profitability than we anticipated entering this fiscal year,” said Andy Campion, Executive Vice President and Chief Financial Officer, NIKE, Inc. “While foreign exchange volatility has increased, our underlying currency-neutral momentum continues to build as we transform how NIKE operates, drives growth and creates value for our shareholders.”*

First Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 10 percent to $9.9 billion, up 9 percent on a currency-neutral basis.**

▪
Revenues for the NIKE Brand were $9.4 billion, up 10 percent on a currency-neutral basis driven by double-digit growth internationally and in NIKE Direct, strong momentum in North America, and growth in almost every category led by Sportswear.

▪	Revenues for Converse were $527 million, up 7 percent on a currency-neutral basis, mainly driven by growth in Europe and Asia.

•
Gross margin increased 50 basis points to 44.2 percent primarily due to higher average selling prices, favorable full-price sales mix and margin expansion in NIKE Direct, partially offset by higher product costs.

•
Selling and administrative expense increased 7 percent to $3.1 billion. Demand creation expense was $964 million, up 13 percent primarily driven by sports marketing investments, brand campaigns and key sports moments. Operating overhead expense increased 5 percent to $2.1 billion driven by investments in capabilities to drive the Consumer Direct Offense, particularly in NIKE Direct and global operations.

•	The effective tax rate was 14 percent, which reflects the new U.S. statutory rate and implemented provisions of the U.S. Tax Cuts and Jobs Act.

•
Net income increased 15 percent to $1.1 billion driven primarily by strong revenue growth, gross margin expansion and selling and administrative expense leverage while diluted earnings per share increased 18 percent from the prior year to $0.67 reflecting a 2.5 percent decline in the weighted average diluted common shares outstanding.

August 31, 2018 Balance Sheet Review

•
Inventories for NIKE, Inc. were $5.2 billion, flat to prior year, primarily driven by a clean marketplace with healthy inventories across all geographies due to strong full-price sell through on new innovation.

•
Cash and equivalents and short-term investments were $4.3 billion, $1.3 billion lower than last year as share repurchases, dividends and investments in infrastructure more than offset net income and proceeds from employee exercises of stock options.

Share Repurchases

During the first quarter, NIKE, Inc. repurchased a total of 17.8 million shares for approximately $1.4 billion as part of the four-year, $12 billion program approved by the Board of Directors in November 2015. As of August 31, 2018, a total of 167.2 million shares had been repurchased under this program for approximately $10.1 billion. In June 2018, the Board of Directors authorized a new four-year $15 billion share repurchase program that will commence upon the completion of the current program.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on September 25, 2018, to review fiscal first quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, October 2, 2018.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*
The marked paragraph contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

**	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%
(Dollars in millions, except per share data)	8/31/2018	8/31/2017	Change
Revenues	$9,948	$9,070	10%
Cost of sales	5,551	5,108	9%
Gross profit	4,397	3,962	11%
Gross margin	44.2%	43.7%

Demand creation expense	964	855	13%
Operating overhead expense	2,099	2,001	5%
Total selling and administrative expense	3,063	2,856	7%
% of revenues	30.8%	31.5%

Interest expense (income), net	11	16	—
Other expense (income), net	53	18	—
Income before income taxes	1,270	1,072	18%
Income tax expense	178	122	46%
Effective tax rate	14.0%	11.4%

NET INCOME	$1,092	$950	15%

Earnings per common share:
Basic	$0.69	$0.58	19%
Diluted	$0.67	$0.57	18%

Weighted average common shares outstanding:
Basic	1,594.0	1,639.1
Diluted	1,634.4	1,676.9

Dividends declared per common share	$0.20	$0.18

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 31,	August 31,	% Change
(Dollars in millions)	2018	2017
ASSETS
Current assets:
Cash and equivalents	$3,282	$3,413	-4%
Short-term investments	987	2,106	-53%
Accounts receivable, net	4,330	3,871	12%
Inventories	5,227	5,211	0%
Prepaid expenses and other current assets	1,675	1,591	5%
Total current assets	15,501	16,192	-4%
Property, plant and equipment, net	4,487	4,086	10%
Identifiable intangible assets, net	284	283	0%
Goodwill	154	139	11%
Deferred income taxes and other assets	2,057	2,947	-30%
TOTAL ASSETS	$22,483	$23,647	-5%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6	$7	-14%
Notes payable	13	335	-96%
Accounts payable	2,333	2,116	10%
Accrued liabilities	4,174	3,501	19%
Income taxes payable	182	97	88%
Total current liabilities	6,708	6,056	11%
Long-term debt	3,467	3,472	0%
Deferred income taxes and other liabilities	3,316	2,126	56%
Redeemable preferred stock	—	—	—
Shareholders’ equity	8,992	11,993	-25%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,483	$23,647	-5%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2018	8/31/2017	Change
North America
Footwear	$2,555	$2,434	5%	5%
Apparel	1,407	1,299	8%	8%
Equipment	183	191	-4%	-4%
Total	4,145	3,924	6%	6%
Europe, Middle East & Africa
Footwear	1,642	1,471	12%	10%
Apparel	830	743	12%	10%
Equipment	135	130	4%	3%
Total	2,607	2,344	11%	9%
Greater China
Footwear	958	761	26%	22%
Apparel	380	309	23%	19%
Equipment	41	38	8%	2%
Total	1,379	1,108	24%	20%
Asia Pacific & Latin America
Footwear	881	827	7%	14%
Apparel	332	301	10%	18%
Equipment	57	61	-7%	-1%
Total	1,270	1,189	7%	14%
Global Brand Divisions[2]	16	20	-20%	-27%
TOTAL NIKE BRAND	9,417	8,585	10%	10%
Converse	527	483	9%	7%
Corporate[3]	4	2	—	—
TOTAL NIKE, INC. REVENUES	$9,948	$9,070	10%	9%

TOTAL NIKE BRAND
Footwear	$6,036	$5,493	10%	10%
Apparel	2,949	2,652	11%	11%
Equipment	416	420	-1%	-1%
Global Brand Divisions[2]	16	20	-20%	-27%
TOTAL NIKE BRAND REVENUES	$9,417	$8,585	10%	10%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2018	8/31/2017	Change
North America	$1,077	$1,002	7%
Europe, Middle East & Africa	501	451	11%
Greater China	502	394	27%
Asia Pacific & Latin America	323	260	24%
Global Brand Divisions[2]	(818)	(675)	-21%
TOTAL NIKE BRAND	1,585	1,432	11%
Converse	98	89	10%
Corporate[3]	(402)	(433)	7%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES	1,281	1,088	18%
Interest expense (income), net	11	16	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,270	$1,072	18%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense.

[2] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[3] Corporate consists largely of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.